Exhibit 99.1

2621 West 15th Place Chicago, IL 60608

For additional information:
Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL, INC. ANNOUNCES EXERCISE OF $30 MILLION OPTION

ON CONVERTIBLE SENIOR NOTES DUE 2024

Chicago, IL – November 23, 2004 – Ryerson Tull, Inc. (NYSE:RT) today announced that the initial purchasers have exercised the $30 million option granted to them in connection with Ryerson Tull’s offering of 3.50% Convertible Senior Notes due 2024, which offering closed on November 10, 2004, bringing the total aggregate principal amount of notes sold to $175 million.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation of sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes, the subsidiary guarantee and the common stock issuable upon conversion will not be registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “Is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry and company performance, and investor marketplace. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast.